EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Lakes Entertainment, Inc.
Minnetonka, Minnesota
We consent to the incorporation by reference in the registration statements of Lakes Entertainment, Inc. on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674) and on Form S-3 (File No. 333-139783) of our reports dated March 13, 2007, included in this Annual Report on Form 10-K, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of and for the year ended, and on management’s assessment of and on the effectiveness of internal control over financial reporting as of December 31, 2006.
/s/ PIERCY BOWLER TAYLOR & KERN
Piercy, Bowler Taylor & Kern,
Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada
March 13, 2007